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                     October 5, 2023

       Marc Balkin
       Chief Executive Officer
       Newcourt Acquisition Corp
       2201 Broadway
       Suite 705
       Oakland , CA

                                                        Re: Newcourt
Acquisition Corp
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File No. 001-40929

       Dear Marc Balkin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences